Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS THIRD QUARTER 2020 RESULTS

~ Airlaid Materials delivers another quarter of record profitability ~

CHARLOTTE, North Carolina – November 9, 2020: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported its results for the third quarter of 2020 which are summarized in the following table:

	Three months ended September 30
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$6,527	$0.15	$12,224	$0.28
Income from continuing operations	6,527	0.15	8,643	0.19
Adjusted earnings from continuing operations	7,041	0.16	9,731	0.22

On an adjusted basis, earnings from continuing operations for the three months ended September 30, 2020 and 2019, were $7.0 million, or $0.16 per share, compared with $9.7 million, or $0.22 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. Consolidated net sales for the three months ended September 30, 2020 totaled $233.5 million compared with $232.5 million during the same period in 2019. On a constant currency basis, Composite Fibers’ and Airlaid Materials’ net sales decreased by 0.5% and 6.4%, respectively.

“Glatfelter delivered another quarter of solid results as both segments continued to safely produce and deliver essential engineered materials while maintaining a focus on operational excellence and cost discipline.” said Dante C. Parrini, Chairman and Chief Executive Officer. “Airlaid Materials continued to build on its strong results from the second quarter, achieving another quarter of record profit. Sequential quarter growth in Airlaid shipments was driven by a rebound in tabletop and steady demand in feminine hygiene and home care products. Composite Fibers’ shipments were also better than expected, increasing sequentially by 21%, as wallcover demand that had fallen at the beginning of the pandemic began to recover and remained steady through the quarter. Although volume growth in wallcover improved overall shipments for Composite Fibers, operating profit was impacted due to manufacturing downtime to manage inventory levels and optimize cash flow.”

Mr. Parrini continued, “Our steady performance during these uncertain times is a testament to the resilience of our employees and the agility of our business model, which is emblematic of the New Glatfelter. We continue to maintain our vigilant efforts to keep Glatfelter PEOPLE safe and ensure the uninterrupted availability of our products despite the challenging market conditions and volatility caused by the COVID-19 pandemic. Looking ahead, we remain focused on operational excellence and continuing our positive momentum to finish the year strong.”

Glatfelter Reports Third Quarter 2020 Results	page 2

Third Quarter Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended September 30
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$6,527	$0.15	$12,224	$0.28
Exclude: Income from discontinued operations, net of tax	—	—	(3,581)	(0.09)
Income from continuing operations	6,527	0.15	8,643	0.19
Adjustments (pre-tax)
Restructuring charge - Metallized operations	57		—
Cost optimization actions	1,270		1,736
Corporate headquarters relocation	610		—
Pension settlement expenses, net	389		—
COVID-19 incremental costs	586		—
Strategic initiatives	843		—
Timberland sales and related costs	(412)		(233)
Total adjustments (pre-tax)	3,343		1,503
Income taxes (1)	(375)		(415)
CARES Act of 2020 tax benefit (2)	(2,454)		—
Total after-tax adjustments	514	0.01	1,088	0.02
Adjusted earnings from continuing operations	$7,041	$0.16	$9,731	$0.22

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)

Tax benefit recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Composite Fibers

	Three months ended September 30
Dollars in thousands	2020	2019	Change

Tons shipped (metric)	35,009	33,394	1,615	4.8%
Net sales	$132,419	$127,704	$4,715	3.7%
Operating income	10,464	11,129	(665)	(6.0)%
Operating margin	7.9%	8.7%

Composite Fibers’ net sales increased $4.7 million or 3.7%, compared to the year-ago quarter driven by higher shipments in the wallcover, technical specialty, and food and beverage product categories and favorable currency translation of $5.3 million. These increases were partially offset by lower selling prices of $3.0 million as well as lower metallized shipments following our exit of the more commoditized parts of this business at our Gernsbach, Germany facility earlier this year.

Composite Fibers’ operating income of $10.5 million was $0.7 million lower, or approximately 6% unfavorable, compared to the third quarter of 2019. Higher shipping volumes in most product categories improved operating profit by $0.3 million. A benefit of $2.0 million from lower input prices, primarily wood pulp, was offset by a $3.0 million impact from lower selling prices. Improved operations and strong cost control actions were offset by machine downtime previously planned to manage inventory and reduce labor costs.

Glatfelter Reports Third Quarter 2020 Results	page 3

Airlaid Materials

	Three months ended September 30
Dollars in thousands	2020	2019	Change

Tons shipped (metric)	34,752	35,907	(1,155)	(3.2)%
Net sales	$101,054	$104,811	$(3,757)	(3.6)%
Operating income	12,917	11,595	1,322	11.4%
Operating margin	12.8%	11.1%

Airlaid Materials’ net sales decreased $3.8 million in the year-over-year comparison. Despite the 98% sequential quarter improvement in tabletop volumes, shipments overall for the segment were lower by 3.2% on a year-over-year basis due to continued softer demand for tabletop products as restaurants remained operating at dramatically limited capacity. This shortfall in demand was mostly offset by strong orders for home care, feminine hygiene and wipes products. Selling prices were $3.5 million lower due to contractual cost pass-through arrangements but mostly offset by favorable currency translation of $2.9 million.

Airlaid Materials’ third quarter 2020 operating income of $12.9 million was $1.3 million favorable, or approximately 11% higher, when compared to the third quarter of 2019. Improved sales mix favorably impacted results by $0.4 million, while price declines due to contractual raw material pass-through provisions outpaced lower raw material and energy prices, reducing operating profit by a net $0.4 million. Disciplined cost control, complemented by efficient operations, positively impacted results by $0.1 million, and a more favorable foreign exchange environment benefited results by $1.2 million.

Other Financial Information

The amount of “Other and Unallocated” operating expense in the table of Segment Financial Information totaled $9.4 million in the third quarter of 2020 compared with $8.2 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the third quarter of 2020 decreased $0.5 million compared to the third quarter of 2019.

In the third quarter of 2020, income from continuing operations totaled $10.1 million and income tax expense totaled $3.6 million. On adjusted pre-tax income of $13.5 million, income tax expense was $6.4 million in the third quarter of 2020. The comparable amounts in the same quarter of 2019 were $13.3 million and $3.6 million, respectively. The effective tax rate on adjusted earnings was 48% in the third quarter of 2020.

Glatfelter Reports Third Quarter 2020 Results	page 4

Year-to-Date Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Nine months ended September 30
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$11,517	$0.26	$23,341	$0.53
Exclude: (Income) loss from discontinued operations, net of tax	135	—	(3,802)	(0.09)
Income from continuing operations	11,652	0.26	19,539	0.44
Adjustments (pre-tax)
Restructuring charge - Metallized operations	11,111		—
Cost optimization actions	4,367		7,643
Corporate headquarters relocation	610		—
Pension settlement expenses, net	6,792		—
COVID-19 incremental costs	1,766		—
Asset impairment charge	900		—
Airlaid capacity expansion costs	—		1,014
Debt refinancing	—		992
Strategic initiatives	843		249
Fox River environmental matter	—		(2,509)
Timberland sales and related costs	(1,013)		(1,114)
Total adjustments (pre-tax)	25,376		6,275
Income taxes (1)	(4,257)		(348)
CARES Act of 2020 tax benefit (2)	(5,023)		—
Total after-tax adjustments	16,096	0.36	5,927	0.13
Adjusted earnings from continuing operations	$27,748	$0.62	$25,466	$0.57
(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)

Tax benefit recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.

Balance Sheet and Other Information

Cash and cash equivalents totaled $59.2 million as of September 30, 2020, and net debt was $272.7 million compared with $233.7 million at the end of 2019. The increase in net debt primarily reflects the impact from foreign exchange and the funding of a 401(k) account to offset future company retirement contributions as part of the completion of the pension plan asset reversion. Net leverage on September 30, 2020 and December 31, 2019 was 2.4 times and 2.2 times, respectively. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during the first nine months of 2020 and 2019 totaled $20.2 million and $18.0 million, respectively. Adjusted free cash flow for the nine months of 2020 was $4.4 million compared with a use of $2.4 million in the prior year period. (Refer to the calculation of measure provided in the tables at the end of this release.)

Glatfelter Reports Third Quarter 2020 Results	page 5

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its third quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation which includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 3[r]d Quarter 2020 Earnings Release Conference Call

When:	Monday, November 9, 2020, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	5797672

Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/

Rebroadcast Dates:	November 9, 2020, 2:00 p.m. through November 23, 2020, 12:00 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	5797672

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Third Quarter 2020 Results	page 6

Glatfelter Corporation and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended September 30		Nine months ended September 30
In thousands, except per share	2020	2019	2020	2019

Net sales	$233,473	$232,515	$681,216	$696,701
Costs of products sold	195,222	194,494	574,100	585,563
Gross profit	38,251	38,021	107,116	111,138
Selling, general and administrative expenses	24,635	23,721	72,707	71,143
Gains on dispositions of plant, equipment and timberlands, net	(413)	(235)	(1,010)	(1,327)
Operating income	14,029	14,535	35,419	41,322
Non-operating income (expense)
Interest expense	(1,810)	(1,902)	(5,347)	(8,513)
Interest income	39	185	390	931
Pension settlement expenses, net	(389)	—	(6,792)	—
Other, net	(1,728)	(1,034)	(3,243)	(3,547)
Total non-operating expense	(3,888)	(2,751)	(14,992)	(11,129)
Income from continuing operations before income taxes	10,141	11,784	20,427	30,193
Income tax provision	3,614	3,141	8,775	10,654
Income from continuing operations	6,527	8,643	11,652	19,539

Discontinued operations:
Income (loss) before income taxes	—	1,062	(135)	1,291
Income tax provision (benefit)	—	(2,519)	—	(2,511)
Income (loss) from discontinued operations	—	3,581	(135)	3,802
Net income	$6,527	$12,224	$11,517	$23,341

Basic earnings per share
Income from continuing operations	$0.15	$0.19	$0.26	$0.44
Income from discontinued operations	—	0.09	—	0.09
Basic earnings per share	$0.15	$0.28	$0.26	$0.53

Diluted earnings per share
Income from continuing operations	$0.15	$0.19	$0.26	$0.44
Income from discontinued operations	—	0.09	—	0.09
Diluted earnings per share	$0.15	$0.28	$0.26	$0.53

Cash dividend declared per common share	$0.135	$0.13	$0.40	$0.39

Weighted average shares outstanding
Basic	44,368	44,171	44,329	44,113
Diluted	44,636	44,442	44,549	44,405

Glatfelter Reports Third Quarter 2020 Results	page 7

Segment Financial Information

(unaudited)

Three months ended September 30
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Net sales	$132,419	$127,704	$101,054	$104,811	$-	$-	$233,473	$232,515
Costs of products sold	112,031	106,024	83,699	88,442	(508)	28	195,222	194,494
Gross profit (loss)	20,388	21,680	17,355	16,369	508	(28)	38,251	38,021
SG&A	9,924	10,551	4,438	4,774	10,273	8,396	24,635	23,721
Gains on dispositions of plant, equipment
and timberlands, net	-	-	-	-	(413)	(235)	(413)	(235)
Total operating income (loss)	10,464	11,129	12,917	11,595	(9,352)	(8,189)	14,029	14,535
Non operating expense	-	-	-	-	(3,888)	(2,751)	(3,888)	(2,751)
Income (loss) before income taxes	$10,464	$11,129	$12,917	$11,595	$(13,240)	$(10,940)	$10,141	$11,784

Supplementary Data
Metric tons sold	35,009	33,394	34,752	35,907	-	-	69,761	69,301
Depreciation, depletion and amortization	$6,755	$6,445	$5,674	$5,285	$1,273	$864	$13,702	$12,594
Capital expenditures	3,060	3,995	2,791	2,869	2,303	520	8,154	7,384

Nine months ended September 30
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Net sales	$387,267	$389,002	$293,949	$307,699	$-	$-	$681,216	$696,701
Costs of products sold	319,403	322,152	243,526	262,256	11,171	1,155	574,100	585,563
Gross profit (loss)	67,864	66,850	50,423	45,443	(11,171)	(1,155)	107,116	111,138
SG&A	30,811	31,388	13,192	13,448	28,704	26,307	72,707	71,143
Gains on dispositions of plant, equipment
and timberlands, net	-	-	-	-	(1,010)	(1,327)	(1,010)	(1,327)
Total operating income (loss)	37,053	35,462	37,231	31,995	(38,865)	(26,135)	35,419	41,322
Non operating expense	-	-	-	-	(14,992)	(11,129)	(14,992)	(11,129)
Income (loss) before income taxes	$37,053	$35,462	$37,231	$31,995	$(53,857)	$(37,264)	$20,427	$30,193

Supplementary Data
Metric tons sold	100,024	99,446	103,068	103,125	-	-	203,092	202,571
Depreciation, depletion and amortization (1)	$19,652	$19,720	$16,598	$15,832	$7,060	$2,562	$43,310	$38,114
Capital expenditures	9,121	8,699	6,606	7,882	4,438	1,436	20,165	18,017
(1)	The amount presented in 2020 in the Other and unallocated column includes accelerated depreciation incurred in connection with the restructuring of Composite Fibers’ Metallized operations.

Selected Financial Information

(unaudited)

	Nine months ended September 30
In thousands	2020	2019

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$24,539	$15,594
Investing activities	(19,178)	(18,791)
Financing activities	(60,963)	(62,678)

Depreciation, depletion and amortization	43,310	38,114
Capital expenditures	20,165	18,017

	September 30	December 31
	2020	2019
Balance Sheet Data
Cash and cash equivalents	$59,241	$126,201
Total assets	1,233,942	1,283,794
Total debt	331,892	359,859
Shareholders’ equity	558,425	555,959

Glatfelter Reports Third Quarter 2020 Results	page 8

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers and airlaid nonwoven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:

•

Restructuring charge – Metallized operations. This adjustment represents the charges incurred in connection with the decision to restructure a portion of the Composite Fibers segment, primarily consisting of the consolidation of our metallizing operation from Gernsbach, Germany to Caerphilly, UK. The charge includes a non-cash charge of $5.0 million associated with accelerated depreciation and the write-off of inventory and spare parts in addition to cash severance costs totaling $6.1 million.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, including costs related to the organizational change to a functional operating model. The costs are primarily related to executive separations, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.

•

Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the previous corporate headquarters.

•

Pension settlement expenses, net. This adjustment reflects expenses incurred in connection with the termination of the Company’s qualified pension plan in 2019 and the reversion of excess pension plan assets to the Company in the second quarter of 2020. In the fourth quarter of 2019, the Company incurred a $75.3 million pension settlement charge in connection with the termination of the plan. Since the pension plan was fully funded, the settlement of the pension obligations did not require the use of the Company’s cash, but instead was accomplished with plan assets. In connection with the reversion of excess pension plan assets in the second quarter of 2020, the Company incurred pension settlement expenses related to excise taxes, net of post settlement adjustments and certain related professional fees.

•

COVID-19 incremental costs. This adjustment represents incremental cash costs incurred directly related to the COVID-19 pandemic such as mill employee incentive payments, enhanced hygiene protocols, safety and supplies and professional fees primarily associated with the CARES Act benefit.

•

Asset Impairment Charge. This adjustment represents a non-cash charge recorded to reduce the carrying amount of a tradename intangible asset of the Dresden wallcover business due to the impact of the COVID 19 pandemic on the underlying forecasted revenue stream.

•

Airlaid capacity expansion. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•	Debt refinancing costs. Represents a charge to write-off unamortized debt issuance costs in connection with the redemption of the Company’s $250 million, 5.375% Notes.
•

Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and the related integration.

•

Fox River environmental matter. This adjustment excludes a gain and reflects a decrease in the Company’s overall reserve included in income for the Fox River matter primarily due to the resolution of the litigation in the first quarter of 2019.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.

•

Coronavirus Aid, Relief, and Economic Security (CARES) Act 2020. This adjustment reflects the tax benefit recognized as a result of the March 27, 2020 change in U.S. tax law which, among others, allows net operating losses to be carried back five years.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are

Glatfelter Reports Third Quarter 2020 Results	page 9

performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Nine months ended September 30
In thousands	2020	2019

Cash from operations	$24,539	$15,594
Less: Capital expenditures	(20,165)	(18,017)
Adjusted free cash flow	$4,374	$(2,423)

Net Debt	September 30	December 31
In thousands	2020	2019

Current portion of long-term debt	$23,908	$22,940
Long term debt	307,984	336,919
Total	331,892	359,859
Less: Cash	(59,241)	(126,201)
Net Debt	$272,651	$233,658

EBITDA	Trailing twelve months ended September 30	Year ended December 31
In thousands	2020	2019

Net loss	$(33,366)	$(21,542)
Exclude: (Income) loss from discontinued operations, net of tax	267	(3,670)
Add back: Taxes on Continuing operations	(11,121)	(9,242)
Depreciation and amortization	56,016	50,820
Interest expense, net	6,660	9,285
EBITDA	18,456	25,651
Adjustments:
Restructuring charge - Metallized operations	7,211	—
Cost optimization actions	5,307	8,583
Corporate headquarter relocation	419	—
Pension settlement expenses, net	82,118	75,326
COVID-19 incremental costs	1,766	—
Asset impairment charge	900	—
Airlaid capacity expansion costs	—	1,014
Strategic initiatives	843	249
Fox River environmental matter	—	(2,509)
Timberland sales and related costs	(1,471)	(1,572)
Adjusted EBITDA	$115,549	$106,742

Leverage	Trailing twelve months ended September 30		Year ended December 31
In thousands	2020		2019

Net Debt	$272,651		$233,658
Divided by Adjusted EBITDA	115,549		106,742
Net leverage	2.4	x	2.2	x

Glatfelter Reports Third Quarter 2020 Results	page 10

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to, the impacts of the COVID-19 pandemic, changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $925 million with customers in over 100 countries and approximately 2,500 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.